Exhibit 4.19
ADDENDUM AGREEMENT NO. 2
(the “Addendum Agreement”)
TO THE SERVICES AGREEMENT DATED 15TH MAY, 2008
between
OCEANFREIGHT INC.
of Majuro, Marshall Islands, lawfully represented (hereinafter sometimes the Owner)
and
Cardiff Marine Inc.
of Monrovia, Liberia, lawfully represented (hereinafter sometimes “CARDIFF”)
Whereas the Owners have been engaged in the ownership and operation of cargo vessels trading worldwide.
Whereas the Owner and CARDIFF as Service Provider have entered into a services agreement dated 15th May, 2008 as amended on October 21st, 2008
IT IS HEREBY AGREED AS FOLLOWS:
That the Euro equivalent of 90 days the Manager’s Supervision Fee as specified in Clause 2.3 of the Services Agreement (the “Security”) will be paid to CARDIFF in cash as security for the due, punctual, proper and correct performance by the Owners of their obligations under the Services Agreements, such payment to be made to CARDIFF upon written demand by CARDIFF to a bank account as designated by the CARDIFF
That the Security to be paid by OceanFreight Inc. to CARDIFF with respects to the Manager’s Supervision Fee shall €72.000 in cash (€100 per day x 8 Vessels x 90 days)
That upon the valid effective termination of the Services Agreement CARDIFF shall only be required to return the Security amount or any portion thereof, if the amounts due to CARDIFF pursuant with the obligations set forth in the Services Agreement and their addenda is less than the Security amount paid as per above, it being understood that in any event of default from the part of the Owner, the Security is forfeited in favor of CARDIFF without prejudice to any rights which CARDIFF may have against the Owner in law or in equity
That the Security amount shall be non-refundable by CARDIFF in the event of: (i) a Change of Control of OceanFreight Inc. and (ii) any public disclosure that OceanFreight Inc is in default of any of its agreements including but not limited to Loan Agreements and Charter Party Agreements and such default impairs the Company’s ability to continue its operations. Change of Control shall have the same term and meaning as set forth in the Services Agreement.
All other terms and conditions of the Services Agreement and the Addendum Agreement dated 21st October, 2008 remain unaltered and in full force and effect, save as may have been amended by the parties, such as with regard to Security payable as above
[SIGNATURE PAGE FOLLOWS]

Signed this 14th day of January 2009.

/s/ Michael Gregos

ON BEHALF OF OCEANFREIGHT INC.

By:	Michael Gregos
Title:	COO

/s/ Charalampos Alivizatos

ON BEHALF OF CARDIFF MARINE INC.

By:	Charalampos Alivizatos
Title:	Legal Representative